SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                FORM 8-A/A

                             Amendment No. 2


            FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                     SECURITIES EXCHANGE ACT OF 1934



                     Agouron Pharmaceuticals, Inc.
                (Exact name of registrant as specified
                          in its charter)


                  California                   33-0061928
           (State of incorporation          (I.R.S. Employer
              or organization)              Identification No.)


      10350 North Torrey Pines Road, La Jolla, California 92037
           (Address of principal executive offices) (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:


       Title of each class            Name of each exchange on which
       to be so registered            each class is to be registered

             None                                   N/A


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. / /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights (the "Rights")

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     The Registrant hereby amends the following items of its Registration
Statement on Form 8-A dated November 7, 1996, as follows:


Item 1.      Description of Registrant's Securities to be Registered.

     Pursuant to the requirement of the California Secretary of State, Exhibit A (Certificate of Determination, Preferences and Rights of Series B Participating Preferred Stock) to the Rights Agreement attached to the Form 8-A filed with the Securities and Exchange Commission on November 8, 1996, was amended and restated to make certain non-substantive revisions and to delete certain rights by holders of shares of Series B Participating Preferred Stock relating to the election of a Director in the event of any default in the payment of six (6) quarterly dividends.


Item 2.     Exhibits.

   1 Amendment No. 1, dated as of November 27, 1996, to Rights Agreement dated as of November 7, 1996, between Agouron Pharmaceuticals, Inc. and Chase Mellon Shareholder Services, L.L.C., which includes as Exhibit A the Certificate of Determination, Preferences and Rights of Series B Participating Preferred Stock as filed with the California Secretary of State on November 20, 1996.


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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereto duly authorized.

     Dated:  December 20, 1996.

                                  AGOURON PHARMACEUTICALS, INC.



                                  By /s/ PETER JOHNSON
                                     ------------------------------
                                             Peter Johnson
                                             President and
                                       Chief Executive Officer

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                                EXHIBIT INDEX


Exhibit                                                              Page

1 Amendment No. 1, dated as of November 27, 1996, to Rights Agreement dated as of November 7, 1996, between Agouron Pharmaceuticals, Inc. and Chase Mellon Shareholder Services, L.L.C., which includes as Exhibit A the Certificate of Determination, Preferences and Rights of Series B Participating Preferred Stock as filed with the California Secretary of State on November 20, 1996.


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